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EXHIBIT 11

STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

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


                                                      Three Months Ended                     Nine Months Ended
                                                        September 30,                          September 30,
                                             ------------------------------------    -----------------------------------
                                                  1997                1996                1997                1996
Primary:
Weighted average shares outstanding              7,836,688           4,734,574           7,872,466           4,548,232
Common Stock Equivalents - based on
   the treasury stock method using the
                                                         0                   0                   0             223,980
                                              -------------       -------------       -------------         -----------
Totals                                           7,836,688           4,734,574           7,872,466           4,772,212
                                             ==============       ============        =============         ===========

Net income (loss) available to common
   stockholders                               $ (1,513,269)        $  (239,273)       $ (2,052,492)         $1,562,422

Primary per share amounts:
Income (loss) before extraordinary charge
  available to common stockholders           $       (0.19)        $      0.62        $      (0.26)         $     0.99
Extraordinary charge                                  0.00               (0.67)               0.00               (0.66)
                                              -------------       -------------       -------------         -----------
Net income (loss) available to
   common stockholders                       $       (0.19)        $     (0.05)       $      (0.26)         $    0.33
                                             ==============       ============        =============         ===========
Fully diluted:
Weighted average shares outstanding              7,836,688           4,734,574           7,872,466           4,548,232
Common Stock Equivalents - based on the
   treasury stock method using the greater
   of the quarter-end market price
   or the average market price                          0                   0                   0              248,217
                                              -------------       -------------       -------------         -----------

Totals                                           7,836,688           4,734,574           7,872,466           4,796,449
                                             ==============       ============        =============         ===========

Net income (loss) available to
   common stockholders                        $ (1,513,269)        $  (239,273)       $ (2,052,492)         $1,562,422
                                             ==============       ============        =============         ===========

Fully diluted per share amounts:

Income (loss) before extraordinary charge
  available to common stockholders           $       (0.19)        $     0.62        $      (0.26)         $     0.99

Extraordinary charge                                  0.00              (0.67)               0.00               (0.66)
                                              -------------       -------------       -------------         -----------

Net income (loss) available to
   common stockholders                       $       (0.19)       $     (0.05)      $      (0.26)         $      0.33
                                             ==============       ============        =============         ===========


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